                                                                   Exhibit 10.24

                                16 September 2003

Mr. Robert E. Gadomski
2332 Spring Valley Road
Bethlehem, PA 18015

Dear Bob:

         This letter is written regarding your retirement from employment with Air Products.

         Air Products appreciates your loyal service over the years and your commitment to continue in your current position performing the duties of that position as expected of you by the Board of Directors (the "Board") and the Chief Executive Officer until your last day of employment and retirement on 4 January 2004 (your "employment termination date"). Air Products is willing to provide you with benefits under the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Separation Program (the "Plan"), the terms of which are summarized in Exhibit A to this letter. The Management Development and Compensation Committee of the Board has determined to amend the Plan with respect to you so that your cash severance benefit under the Plan shall be equivalent to two times (rather than the Plan's normal one times) the sum of your base salary as of your employment termination date plus 100% of the midpoint target bonus for your salary grade level in the fiscal year of your employment termination date; and, further, so that your stock option granted for the fiscal year of your employment termination date will continue to vest and remain in effect for its stated term following such date. Your transition stipend will be $40,000.

         In response to questions you have raised, this is to confirm that: (a) your cash severance Benefit of $2,262,700, amount in lieu of a prorated, 100% target Bonus for fiscal year 2004, i.e., $119,500, and $40,000 transition stipend, along with accrued but unpaid cash compensation and Long-Term Incentive Plans career shares and earned but deferred performance shares referenced in the Plan as amended by this letter (the "Amended Plan"), will be paid to you promptly, but in no event later than 30 days after, the later of your employment termination date and seven days following your execution of the Second Release (referred to later in this letter); (b) your obligation to assist the Chief Executive Officer in the identification, recruitment, and transitioning of your successor, which is a condition to receiving your severance benefits under the Amended Plan, ceases as of your employment termination date; and (c) the intent of

Mr. Robert E. Gadomski
16 September 2003
Page 2

Section 8(ii) of your Noncompetition, Nonsolicitation, and Employment Agreement attached as Exhibit C to this letter is that such Agreement shall govern the interpretation of the noncompetition conditions applicable to your outstanding awards under the Long-Term Incentive Plan (which are set forth in the first indented clause of Section 2 of the statement of "Conditions" attached to this letter as Exhibit D).

         Payment of Plan benefits mentioned in this letter is conditioned upon and will be made in consideration of, among other things, your signing the General Release and the Noncompetition, Nonsolicitation, and Nondisparagement Agreement (together, the "Agreements"), which are Exhibits B and C to this letter (as well as upon your executing, and not revoking as provided therein, another written release containing substantially the same provisions as described in Exhibit B to this letter, prior to the 22nd day following your employment termination date (the "Second Release"), in consideration of which the Company shall execute a second release in favor of you on the date the Second Release becomes irrevocable, in the form attached to Exhibit B to this letter). You must sign and date both copies of the Agreements and return one copy of this entire 12 page package to me. Please take at least 21 days to read these materials carefully before deciding to execute the Agreements (after which you will have 7 days in which to change your mind and revoke the General Release). If you have any questions regarding this letter or the Plan benefits, please contact me. If you have any questions regarding the Plan or the Agreements, Air Products will be pleased to answer them, but advises you to discuss the Agreements with your personal lawyer and rely upon her or his advice.

                                               Very truly yours,

                                               /s/ Leonard V. Broese van Groenou

                                               Leonard V. Broese van Groenou
                                               Vice President - Human Resources

                                                                       Exhibit A

                                     SUMMARY

                AIR PRODUCTS AND CHEMICALS, INC. (THE "COMPANY")
                  CEC RETENTION/SEPARATION PROGRAM (THE "PLAN")

Executives who serve on the Company's Corporate Executive Committee ("CEC") will become entitled to Plan benefits following termination of employment with the Company if they end their employment on the date specified or agreed to by the Chief Executive Officer (the "Employment Termination Date"). Once the Employment Termination Date is set, the Company cannot terminate or adversely amend the Plan as it applies to the Executive, and the Executive must (i) continue in his current office and perform such duties for the Company as are typically related to his position (or such other position as the Chief Executive Officer reasonably requests) and to assist in the identification, recruitment, and/or transitioning of his successor, performing all assigned duties in the manner reasonably directed by the Chief Executive Officer, in his sole discretion; (ii) cease employment with the Company on the Employment Termination Date; and (iii) sign (and not revoke) a general release of all claims against the Company and a two-year noncompete agreement. In consideration of and subject to complying with the foregoing, the Executive will receive the following payments and treatment of outstanding stock awards, as well as a release of claims by the Company against him.

CASH PAYMENTS FOLLOWING THE EMPLOYMENT TERMINATION DATE, THE EFFECTIVE DATE OF THE GENERAL RELEASE, AND THE SIGNING OF THE NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT AGREEMENT

- A severance Benefit equivalent to one times base Salary plus 100% Bonus at midpoint/target for the Executive's salary grade.

- An amount representing a 100% target Bonus for the Executive's salary grade at the Employment Termination Date, "prorated", i.e., multiplied by a fraction the numerator of which is the number of days in the current fiscal year through the Employment Termination Date and the denominator of which is 365.

- Accrued but unpaid cash compensation which will include but not be limited to base Salary through the Employment Termination Date, any accrued but unpaid vacation pay, and similar unpaid items that have accrued or to which the Executive has become entitled as of the Employment Termination Date, including declared but unpaid bonuses and unreimbursed employee business expenses.

- A stipend to cover the Executive's reasonable miscellaneous transition expenses including for outplacement assistance and legal fees.

TREATMENT OF THE EXECUTIVE'S OUTSTANDING LONG-TERM INCENTIVE PLAN AWARDS

- All stock options and stock appreciation rights which have been outstanding for at least one year prior to the Employment Termination Date will continue to vest according to their normal vesting schedule and remain in effect for the stated term.

- All unearned performance shares or other awards with performance-based vesting or earnout will earn out consistent with the decision made by or on behalf of the Company for other senior executives for the respective cycle and be paid out promptly after earn out or vesting.

- All awards, including career shares and earned but deferred performance shares, which are subject to time-based vesting or other conditions unrelated to Company performance, will be paid out promptly.

DISABILITY OR DEATH

- Before the Employment Termination Date has been set: No Plan payments or other benefits will be due and owing to the Executive or, in the case of his death, to his estate or beneficiary.

-     After the Employment Termination Date has been set but not yet attained:
      All Plan payments and other benefits will be made and provided to the Executive or, in the case of his death, to his estate or beneficiary unless the Executive retires prior to the date of his death, in which case no Plan payments or other benefits will be made or provided to his beneficiary or to his estate. For this purpose, "retire" means to have separated from employment and begun to receive an immediate pension benefit under the Company's defined-benefit Pension Plan for Salaried Employees and Supplementary Pension Plan.

CHANGE IN CONTROL ("CIC") AGREEMENT

- Upon a defined CIC, the Company's CIC severance agreement or other CIC arrangements in effect at the time, if any, will supercede and replace the Plan.

All capitalized terms included in this Plan Summary have the meanings specified in the full Plan text, a copy of which will be provided to a Covered Executive upon request to the Company's Vice President - Human Resources. The Covered Executive agrees that the Plan text (as it may be amended for the Covered Executive as stated in the letter from the Vice President - Human Resources to which this Plan Summary is attached) and all determinations made by persons referred to in the Plan text govern all rights and responsibilities related to or created by the Plan.

                                                                       Exhibit B

                                 GENERAL RELEASE

                  1. I, ROBERT E. GADOMSKI (the "Executive"), for and in consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the "Company") under the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Separation Program, as amended as provided in the letter dated 16 September 2003, to which this General Release is attached (the "Plan") and (b) the Company's execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, substantially in the form attached hereto as Annex 1, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Air Products and Chemicals, Inc. (the "Company") and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date hereof and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. Sections 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC Sections 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC Sections 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC Sections 60/ et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC Sections 621 et seq., as amended ("ADEA"), the Americans With Disabilities Act, 29 USC Sections 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC Sections 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Plan or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company's certificate of incorporation or insurance coverages for employees of the Company serving in executive capacities for actions taken on behalf of the Company within the scope of my employment by the Company.

                  2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

                  3. I hereby agree and recognize that my employment by the Company was/will be permanently and irrevocably severed on 4 January 2004 and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Plan provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

                  4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Plan was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

                  5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or
(iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

                  6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named persons, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

                  7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 7201 Hamilton Boulevard, Allentown Pennsylvania 18195-1501, Attention:
General Counsel.

                  8. I hereby further acknowledge that the terms of Appendix B of the Plan continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

                  Intending to be legally bound hereby, I execute the foregoing Release this ___ day of _____________, 20 ___.

_______________________                                 ________________________
Witness                                                 Executive
                                                        Robert E. Gadomski

                                     ANNEX 1

                                 GENERAL RELEASE

                  1. Air Products and Chemicals, Inc. (the "Company") on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "Company"), for and in consideration of ROBERT E. GADOMSKI (the "Executive") executing the general release of claims against the Company dated _______________ (the "Executive's Release of the Company"), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive's employment with the Company to the date of this Release arising from or relating in any way to the Executive's employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and the Executive, other than the Executive's Release of the Company, the Executive's Noncompetition, Nonsolicitation, and Nondisparagement Agreement with the Company, and the Employee Patent and Confidential Information Agreement entered into by the Executive on 31 August 1970, and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action outside the scope of the Executive's employment.

                  2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

                  3. The Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

                  Intending to be legally bound hereby, Air Products and Chemicals, Inc. executes the foregoing Release this ____ day of ____________, 20__.

_______________________________             By:______________________________
Witness                                        Leonard V. Broese van Groenou
                                               Vice President - Human Resources

                                                                       Exhibit C

              NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT
                           AGREEMENT (THE "AGREEMENT")

                  I, ROBERT E. GADOMSKI (the "Executive"), for and in consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the "Company") under the Air Products and Chemicals, Inc. Corporate Executive Committee Retention/Separation Program, as amended as provided in the letter dated 16 September 2003 to which this Agreement is attached (the "Plan"), and (b) the Company's execution of a release in favor of the Executive, I, the Executive, hereby covenant and agree as follows:

                  1. The Executive acknowledges that the Company is generally engaged in business throughout the world. During the Executive's employment by the Company and for two years after the Executive's Employment Termination Date (as defined in the Plan), the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, (i) Bayer Corporation, BASF Corporation, Dow Chemical Co., Imperial Chemical Industries, PLC, Forbo Group, Rohm & Haas Co., Lyondell Chemical Company, National Starch and Chemical Company, Wacker Group, and Celanese AG; or
(ii) any other corporation, partnership, proprietorship, firm, association, or other business entity which is (a) engaged in any manner anywhere in industrial gases activities as its primary business, including without limitation Airgas, Inc., BOC Group, Air Liquide Group, Nippon Sanson Corporation, Air Water Inc., Praxair, Inc., and Linde, or (b) which is engaged in any manner anywhere in Europe, the United States, Mexico, or Canada in the medical home healthcare business; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.

                  2. The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (1), induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Employment Termination Date.

                  3. For the purposes of this Agreement, the term "Company" shall be deemed to include Air Products and the subsidiaries and affiliates of Air Products.

                  4. The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive's own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.

                  5. The Executive further acknowledges and agrees that a breach of the restrictions in this Agreement will not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to
(i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, and (iii) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

                  6. If the Executive breaches his obligations under this Agreement, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allentown, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

                  7. Executive further agrees, covenants, and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to advise a third party of his obligations under this Agreement. Notwithstanding the foregoing, the Company and Executive also agree that for a period of two years following the Employment Termination Date, Executive will provide and that at all times after the date hereof the Company may similarly provide, with prior written notice to Executive, a copy of this Agreement to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise, or in connection with which Executive may use or permit to be used Executive's name. Executive agrees not to disparage the name, business reputation, or business practices of the Company or its subsidiaries or affiliates, or its or their officers, employees, or directors, and the Company agrees not to disparage the name or reputation of Executive.

                  8. The Executive hereby expressly acknowledges and agrees that (i) the provisions of the Employee Patent and Confidential Information Agreement entered into by him on 31 August 1970, shall continue to apply in accordance with its terms, and (ii) the provisions of the Executive's outstanding incentive award agreements granted under the Company's Long-Term Incentive Plan, as defined in the Plan, shall continue to apply in accordance with their terms except as otherwise provided in Section 3.02 of the Plan and except that, for purposes of interpreting the provisions of the first indented clause of Section 2 of the "Conditions"(as defined in, and as set forth in Exhibit A to, each of the Executive's award agreements under the Long-Term Incentive Plan), "in Competition with the Company" shall be construed as provided in this Agreement.

                  9. No failure or delay on the part of the Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective until the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

                  10. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions. This Agreement shall extend to and enure to the benefit of the respective successors and assigns of the Company.

                  Intending to be legally bound hereby, I execute the Noncompetition, Nonsolicitation, and Nondisparagement Agreement this ___ day of _____________, 20 ___.

_________________________                               ________________________
Witness                                                 Executive
                                                        Robert E. Gadomski

                                                                       Exhibit D

2003 AWARDS UNDER THE PLAN ARE SUBJECT TO THE FOLLOWING CONDITIONS:

  1. You continue to comply with the terms of your employee patent and trade secret agreement and with all other agreements with, and obligations and duties to, the Company and any of its subsidiaries and affiliates (together, the "Company"), and refrain from conducting yourself in a manner adversely affecting the Company;

  2. Without limiting the generality of the foregoing, while employed by the Company and for two years following your separation from service with the Company for any reason, you

         Refrain from engaging in any activity in competition with the Company, whether as an officer, director, employee, consultant, advisor, agent, broker, independent contractor, partner, shareholder, or principal of any corporations, partnership, proprietorship, firm, association, person, or other entity;

         Refrain from undertaking any employment or activity wherein the fulfillment of your duties would call upon you to reveal, to make judgments on, or otherwise to use any "confidential information" of the Company;

         Refrain from directly or indirectly, either for yourself or for any other person, diverting or taking away or attempting to divert or take away (or calling on or soliciting or attempting to call on or solicit) any of the Company's customers or patrons, including but not limited to those upon whom you called or whom you solicited or with whom you became acquainted while employed by the Company;

         Refrain from directly or indirectly or by action in concert with others, inducing or influencing (or seeking to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to terminate his or her employment or engagement.

IF, IN THE COMMITTEE'S SOLE DISCRETION, IT IS DETERMINED THAT YOU HAVE BREACHED ANY OF THE FOREGOING CONDITIONS, AFTER NOTICE BY REGISTERED MAIL DIRECTED TO YOUR LAST KNOWN ADDRESS, ALL OF YOUR OUTSTANDING AWARDS UNDER THE PLAN WILL BE COMPLETELY TERMINATED. NOTWITHSTANDING ANY OTHER PROVISIONS HEREOF, FOLLOWING OR IN CONNECTION WITH A CHANGE IN CONTROL, THE FOREGOING CONDITIONS SHALL LAPSE AND BE OF NO FURTHER FORCE OR EFFECT.

                                       D-1